Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-110942, 333-63748 and 333-51270) of Salix Pharmaceuticals, Ltd., and

(2) Registration Statement (Form S-8 Nos. 333-126685, 333-126290, 333-116675, 333-96771, 333-63604, 333-61497, 333-135268, 333-47586, 333-151658, 333-41801, 333-160294 and 333-183174) pertaining to various stock-based compensation plans of Salix Pharmaceuticals, Ltd.;

of our report dated March 4, 2013, with respect to the consolidated financial statements and schedule of Santarus, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in this Current Report on Form 8-K/A of Salix Pharmaceuticals, Ltd. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 5, 2014